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                                                                    Exhibit 10.1


      August 4, 2003

ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD  20878

Ladies and Gentlemen:

Pursuant to our recent discussions, this letter of intent sets forth our mutual understanding with respect to the terms upon which ACE*COMM Corporation (or a subsidiary thereof) ("Buyer") would acquire (the "Transaction") 100% of the outstanding capital stock of i3 Mobile, Inc., a Delaware corporation (the "Company"), from the stockholders of the Company.

Certain significant terms and conditions of the proposed Transaction are set forth below:

1. Structure. The Buyer or a wholly owned subsidiary of Buyer would acquire the Company through a merger.

2. Purchase Price. The aggregate merger consideration for 100% of the stock of the Company to be acquired by Buyer pursuant to the Transaction shall be a number of freely tradable shares of Buyer's common stock, par value $.01 per share (the "Common Stock"), equal to (x) the Balance Sheet Cash divided by (y) the Purchase Price Per Share (as defined below), subject to equitable adjustment for any stock split, stock dividend, recapitalization or similar event involving the capital stock of Buyer or the Company occurring after the date hereof, and will be paid by Buyer to the Company's stockholders at the closing of the Transaction (the "Closing").

                   "Balance Sheet Cash" shall be defined to mean cash on the balance sheet of the Company as of the closing of the Transaction, minus (y) the sum of (A) the Lease Amount, (B) the value of certain stipulated discounted liabilities based upon a mutually agreeable discount percentage and (C) the value of liabilities not discounted pursuant to (B) (valued according to generally accepted accounting principles) which have not been paid prior to the Closing, in each case as estimated in good faith by the parties prior to the date of the mailing of the Company's definitive proxy statement.

                   "Lease Amount" shall be defined to mean an amount equal to $1.5 million with respect to the lease obligations in Stamford, Connecticut (or such other lesser amount as the parties may agree), minus the Lease Adjustment Amount.


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                   "Lease Adjustment Amount" shall be defined to mean the amount equal to (x) the number of shares of Common Stock outstanding 20 trading days after the date of issuance of the Company's press release announcing the execution of this letter of intent (the "Press Release Date"), multiplied by (y) the product of (1) the difference obtained by subtracting (A) the average closing price per share of Common Stock for the five
                   (5) trading prior to the Press Release Date from (B) the average closing price per share of Common Stock for the 20 trading days after the Press Release Date, if a positive number, and (2) 0.75; provided that, with respect to (y), if the product of (1) and (2) exceeds 7.5% of the Market Price Per Share, then such product shall equal the Market Price Per Share multiplied by 7.5%.

                   "Market Price Per Share" shall be defined to mean the average closing stock price per share of Common Stock for the 20 trading days prior to the date that is five days prior to the date of the mailing of the Company's definitive proxy statement.

                   "Purchase Price Per Share" shall be defined to mean the price per share of Common Stock equal to (x) the Market Price Per Share multiplied by (y) the Share Discount.

                   "Share Discount" shall be defined to mean .825.

3. Termination of Merger Agreement. The Merger Agreement (as hereinafter defined) shall provide that in the event that the Common Stock establishes a Trading Value (as hereinafter defined) during the period from the date hereof until the mailing of the Company's definitive proxy statement greater to or less than, as the case may be, the amounts set forth below, then either the Company or Buyer, as applicable, may terminate the Merger Agreement:

--------------------------------------------------------------------------------
         Trading Value
--------------------------------------------------------------------------------
Greater than $2.25                   The Company shall have the right to
                                     terminate the Merger Agreement
--------------------------------------------------------------------------------
Less than $0.88                      Buyer shall have the right to terminate the
                                     Merger Agreement
--------------------------------------------------------------------------------

"Trading Value" shall mean for each day the closing price per share of Common Stock for a period of 20 consecutive trading days.

4. Due Diligence. Consummation of the Transaction contemplated hereby is contingent upon each of Buyer and the Company conducting, and being satisfied in all respects with the results of, a due diligence investigation of the other party. The purpose of such review


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is to confirm each party's current understandings with regard to the ownership, assets, operations and prospects of the other, as applicable. Each party will commence its due diligence investigation promptly following the date hereof. To assist each party in conducting this review, each party will promptly provide, or cause to be promptly provided, all information with respect to it as a party may reasonably request, including all interim operating reports and financial statements when available. In addition, each party will make available their respective auditors, counsel, officers and directors and other representatives to discuss with any aspect of the business of a party or the Transaction which such party may deem relevant. As part of this review, each party and their respective independent auditors may review the financial statements of the other party, including any audit papers relating thereto. Each party acknowledges that additional or modified terms may be proposed following such due diligence review.

5. Additional Closing Conditions. Consummation of the Transaction is also conditional upon satisfaction of each of the following:

                   (a) The preparation and execution of a merger agreement (the "Merger Agreement") by and between the Company and Buyer and other mutually acceptable definitive agreements with regard to the Transaction, all of which will be drafted by Buyer's counsel. The Merger Agreement will include representations, warranties, covenants, terms and conditions typical for merger transactions of this nature between publicly traded corporations and as set forth herein.

                   (b) The receipt of all necessary governmental, corporate and third-party consents and approvals to the Transaction upon terms and in a form satisfactory to each party.

                   (c) The absence of any material adverse change with respect to the Company or the Buyer.

6. D&O Insurance. The Company shall purchase "tail coverage" directors' and officers' insurance prior to the Closing. Buyer shall agree to maintain from and after the Closing (i) appropriate customary indemnification provisions in its charter and bylaws and (ii) directors' and officers' insurance.

7. Board of Directors. At Closing, Buyer shall appoint two additional designees of the Company to the existing four-member Board of directors of Buyer on terms to be mutually agreed upon.

8. Expenses. Buyer and the Company will each separately bear their own expenses incurred in connection with this letter of intent and the Transaction contemplated hereby, whether or not the Transaction is consummated.


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9. Registration Rights. Buyer shall file a registration statement for resale on
Form S-3 (or such other registration form that Buyer is eligible to use if the Buyer is not eligible to use Form S-3) the shares of Common Stock received by affiliates (and their respective transferees, successors and assigns) of the Company within 30 days of the Closing and use its reasonable best efforts to cause such registration statement to become effective as soon as practicable thereafter. Such registration shall remain continuously effective until the earlier of the (x) date on which the selling stockholders may sell the shares of Common Stock received in the Transaction pursuant to Rule 144(k) or (y) date on which all such shares of Common Stock have been sold by the selling stockholders.

10. Public Announcements. Except as required by applicable law or listing requirements, Buyer and the Company each agree that they will make no public announcements relating to this letter of intent or the Transaction contemplated hereby without the prior consent of the other as to both the timing and the text of any such announcement (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, each party agrees that upon execution of this letter of intent a party hereto may issue a press release publicly announcing the execution of this letter of intent (an "Execution Announcement"). Prior to issuing an Execution Announcement, the issuing party shall provide the other party a draft of the Execution Announcement a reasonable time prior to the release of such Execution Announcement for the other party's review and comment.

11. Confidentiality. The parties hereto acknowledge that the Confidentiality Agreement, dated May 30, 2003, is still in effect as it relates to this letter of intent and the Transaction contemplated hereby.

12. Exclusivity. Immediately following the execution of this letter of intent, the Company will (and will cause its representatives to) terminate any existing discussions with third parties relating to any merger, sale of assets or shares of capital stock, joint venture or other business combination involving the Company. For a period of 21 days following the date hereof, the Company will not and will not permit any stockholder, director, officer, employee, investment banker or other representative of the Company to, directly or indirectly, solicit or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate with, encourage or assist, any third party regarding any such transaction. The Company will immediately advise Buyer of any inquiries or proposals received from third parties regarding any such transaction.

13. Non-Binding Nature of Letter of Intent; Governing Law. This letter of intent merely constitutes a statement of our mutual intention with respect to the Transaction described herein. It does not contain all matters upon which agreement must be reached in order for such Transaction to be consummated and, therefore, does not constitute a binding commitment on the part of any party hereto, and will not be construed to bind the Company or Buyer. Notwithstanding the foregoing, the agreements and obligations of the parties set forth in Sections 8, 10, 11, 12, 13 and 14 hereof represent legally binding commitments of the parties in accordance with the terms of said Sections. Buyer and the Company agree that this letter of intent, the Merger Agreement and all other definitive



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agreements to be entered into in connection with the Transaction will be governed by the laws of the State of Delaware.

14. Termination. Further discussions with respect to the Transaction may be terminated (a) by any party if the Merger Agreement is not executed within 21 days following the date hereof or (b) by agreement between the Company and Buyer. No party will incur any liability for such termination; provided, that any obligations under Sections 8, 10, 11, 12, 13 and 14 hereof will survive such termination. To the extent any party hereto intends to abandon negotiations, such party will immediately notify the other parties hereto in writing.



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This letter of intent will remain open for acceptance by the method set forth in the next sentence until August 5, 2003, after which, if not accepted, it will automatically and without any further action by the Company, be deemed withdrawn. If the foregoing correctly sets forth our intentions, kindly so indicate by signing in the space indicated below and returning a copy to the undersigned on or before August 5, 2003, whereupon we will promptly continue our due diligence investigation and the negotiation of a definitive Merger
Agreement.

                                 Very truly yours,

                                 i3 MOBILE, INC.


                                 By: /s/ Edward J. Fletcher
                                    -------------------------------
                                    Name: Edward J. Fletcher
                                    Title: Chief Financial Officer

Confirmed and Agreed:

ACE*COMM CORPORATION

By: /s/ Steven R. Delmar
    ---------------------------------
    Name: Steven R. Delmar
    Title: Senior Vice President and
           Chief Financial Officer


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